Exhibit (d)(4)

EXECUTION COPY

CONTRIBUTION, NON-TENDER AND SUPPORT AGREEMENT

This Contribution, Non-Tender and Support Agreement (this “Agreement”), dated as of December 13, 2014, is entered into by and among MF Parent LP, a Delaware limited partnership (“Parent”), Richard F. Latour (“Mr. Latour”), James R. Jackson, Jr. (“Mr. Jackson”) and Steven J. LaCreta (“Mr. LaCreta” and, collectively with Mr. Latour and Mr. Jackson, the “Investors”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, MF Merger Sub Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (the “Purchaser”), and MicroFinancial Incorporated, a Massachusetts corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, (a) for the Purchaser to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the “Company Common Stock”), of the Company (the “Offer”) at an offer price of $10.20 per share, payable to the Seller Stockholders in cash (the “Offer Price”), and (b) after completion of the Offer, for the Purchaser to merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), whereby each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) will be converted into the right to receive the Offer Price, payable to the holder in cash, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, Mr. Latour beneficially owns 698,058 shares of Company Common Stock  (all such shares of Company Common Stock beneficially owned by Mr. Latour as of the date hereof, together with any other shares of Company Common Stock acquired (whether beneficially or of record) by Mr. Latour after the date hereof, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants, options or restricted stock units, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Latour Covered Shares”);

WHEREAS, the Mr. Jackson beneficially owns 221,416 shares of Company Common Stock (all such shares of Company Common Stock beneficially owned by the Mr. Jackson as of the date hereof, together with any other shares of Company Common Stock acquired (whether beneficially or of record) by Mr. Jackson after the date hereof, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants, options or restricted stock units, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Jackson Covered Shares”);

WHEREAS, the Mr. LaCreta beneficially owns 86,482 shares of Company Common Stock (all such shares of Company Common Stock beneficially owned by the Mr. LaCreta as of the date hereof, together with any other shares of Company Common Stock acquired (whether beneficially or of record) by Mr. LaCreta after the date hereof, including any shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants, options or restricted stock units, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “LaCreta Covered Shares” and, collectively with the Latour Covered Shares and the Jackson Covered Shares, the “Covered Shares”);

WHEREAS, Mr. Latour has determined, in connection with and immediately prior to the consummation of the Merger, to contribute 206,669 shares of Company Common Stock (the “Latour Contribution”) beneficially owned by Mr. Latour (the “Latour Contribution Shares”), to the capital of Parent upon and in consideration of Mr. Latour’s admission as a limited partner of Parent at the Contribution Closing (as defined below), all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Mr. Jackson has determined, in connection with and immediately prior to the consummation of the Merger, to contribute 38,720 shares of Company Common Stock (the “Jackson Contribution”) beneficially owned by Mr. Jackson (the “Jackson Contribution Shares”), to the capital of Parent upon and in consideration of Mr. Jackson’s admission as a limited partner of Parent at the Contribution Closing, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Mr. LaCreta has determined, in connection with and immediately prior to the consummation of the Merger, to contribute 13,286 shares of Company Common Stock (the “LaCreta Contribution” and, collectively with the Latour Contribution and the Jackson Contribution, the “Contribution”) beneficially owned by Mr. LaCreta (the “LaCreta Contribution Shares” and, collectively with the Latour Contribution Shares and the Jackson Contribution Shares, the “Contribution Shares”), to the capital of Parent upon and in consideration of Mr. LaCreta’s admission as a limited partner of Parent at the Contribution Closing, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, to facilitate the Contribution and in light of the applicable requirements of Rule 14d-10(a)(2) of the Exchange Act with respect to the Offer, each Investor has determined that he will not tender any of his Covered Shares into the Offer, with the effect that any Covered Shares, other than Contribution Shares, will be converted in the Merger into the right to receive the Offer Price, payable to such Investor in cash, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, each Investor has agreed to enter into this Agreement as a condition to the willingness of, and as an inducement for, Parent and the Purchaser to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE 1
CONTRIBUTION

1.1          Contribution of Company Common Stock.  Upon the terms and subject to the conditions of this Agreement, at the Contribution Closing, each Investor agrees, severally and not jointly, and not jointly and severally, to transfer, contribute and deliver to Parent all of such Investor’s Contribution Shares, free and clear of all Encumbrances.  In consideration for the contribution of the Contribution Shares to Parent, at and effective as of the Contribution Closing, Parent agrees to admit each Investor as a limited partner of Parent, and each Investor shall be deemed, severally and not jointly, and not jointly and severally, to have contributed such Investor’s Contribution Shares to the capital of Parent at an aggregate deemed value equal to (a) the Offer Price, multiplied by (b) the total number of such Investor’s Contribution Shares.  The rights, privileges and preferences of each Investor’s interest as a limited partner in Parent shall be set forth in the agreement of limited partnership of Parent (the “Parent LP Agreement”).  The parties intend that the contribution of Contribution Shares to Parent pursuant to this Agreement shall be treated as a contribution to which Section 721(a) of the Code shall apply.  Each Investor shall (i) provide Parent with such information as may be reasonably requested by Parent regarding such Investor’s Tax basis in the Contribution Shares as of the Contribution Closing for U.S. federal income and other applicable Tax purposes and (ii) cooperate with Parent and provide such other Tax information as Parent may reasonably request in respect of any Tax matter (including the filing of any Tax Returns).

1.2          Contribution Closing.  Subject to the satisfaction or waiver of the conditions to the Contribution set forth in Section 1.3 below, the closing of the Contribution (the “Contribution Closing”) will take place at such time and date to be specified by the parties, such time and date to be after the Acceptance Time and no later than the Effective Time, at the offices of Edwards Wildman Palmer LLP, 111 Huntington Avenue, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.  At the Contribution Closing, each Investor shall deliver or cause to be delivered to Parent (a) stock certificates, if any, representing the Contribution Shares, with duly executed stock powers attached in proper form to enable the delivery and transfer of such Shares from such Investor to Parent or its designees, and (b) a duly executed joinder to the Parent LP Agreement.  Upon receipt of the foregoing deliveries by Parent, at and effective as of the Contribution Closing, each Investor shall be admitted as a limited partner of Parent and the rights, privileges and preferences of such Investor’s interests as a limited partner in Parent shall be as set forth in the Parent LP Agreement.

1.3          Conditions to Contribution.

(a)           Conditions to Parent’s Obligations.  The obligations of Parent to consummate the Contribution shall be subject to the satisfaction or waiver by Parent of the following conditions:

(i)            The Minimum Condition shall have been satisfied and the Purchaser shall have purchased all Shares validly tendered pursuant to the Offer, and all other conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied or waived by Parent or the Company, as applicable.

(ii)           The representations and warranties of each Investor contained in Section 3.2 of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Contribution Closing, with the same force and effect as if made on and as of such date.

(iii)          Each Investor shall have performed in all material respects all of his obligations hereunder required to be performed by him at or prior to the Contribution Closing.

(iv)          No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Contribution.

(b)           Conditions each Investor’s Obligations.  The obligations of each Investor to consummate the Contribution shall be subject to the satisfaction or waiver by such Investor of the following conditions:

(i)            The Minimum Condition shall have been satisfied and the Purchaser shall have purchased all Shares validly tendered pursuant to the Offer, and all other conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied or waived by Parent or the Company, as applicable.

(ii)           The representations and warranties of Parent contained in Section 3.1 of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Contribution Closing with the same force and effect as if made on and as of such date.

(iii)          Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Contribution Closing.

(iv)          No Law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Contribution.

ARTICLE 2
COVENANTS REGARDING COVERED SHARES

2.1          Agreement Not to Tender.  Each Investor agrees that he shall not, without the prior written consent of Parent, directly or indirectly, tender his Covered Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act, in any manner, or enter into any agreement, arrangement or understanding that results in such Covered Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.  In furtherance of this Agreement, concurrently herewith, each Investor shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to any such Covered Shares attempted to be tendered into the Offer.

2.2          Voting Agreement.  From and after the date hereof and until the consummation of the Contribution, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought (in writing or otherwise), each Investor shall (a) appear at each such meeting or otherwise cause all of such Investor’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Investor’s Covered Shares (i) in favor of adopting the Merger Agreement (including for the purposes of this Section 2.2, as it may be modified or amended from time to time), and the approval of the Merger and each of the other transactions contemplated by the Merger Agreement and this Agreement and any other matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, (ii) against any Acquisition Proposal, and (iii) against any proposal, action or agreement that would result in any of the conditions set forth in Article 8 or Annex I of the Merger Agreement not being fulfilled or satisfied.

2.3          No Disposition or Adverse Act.  Each Investor hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement or as required by applicable Law, such Investor shall not (a) Transfer (as defined below) any or all of such Investor’s Covered Shares without the prior written consent of Parent, (b) grant any proxy, power of attorney or other authorization or consent in or with respect to any of such Investor’s Covered Shares that would be inconsistent with such Investor’s voting or consent obligations pursuant to Section 2.2 of this Agreement, or (c) take any other action that would make any representation or warranty of such Investor contained herein untrue or incorrect in any material respect or restrict, limit or interfere in any material respect with the performance of such Investor’s obligations hereunder.  Any attempted Transfer of Covered Shares in violation of this Section 2.3 shall be null and void.  For purposes of this Section 2.3, the term “Transfer” means, with respect to any Covered Shares, the direct or indirect transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Shares.

2.4          Non-Solicitation.  Subject to Section 7.2 of the Merger Agreement or Section 2.7 hereof, each Investor shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission or public announcement of any proposal or offer that constitutes any Acquisition Proposal, (ii) furnish to any Person (other than Parent) any information with respect to or in connection with, or take any other action intended to facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iii) resolve or agree to do any of the foregoing.  Each Investor shall and shall direct and use its reasonable best efforts to cause its Representatives to, (x) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Acquisition Proposal or potential Acquisition Proposal as of the date hereof, (y) request the prompt return or destruction of all confidential information with respect to any Acquisition Proposal or potential Acquisition Proposal previously furnished to any Person and (z) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which he or any of his Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement.   Each Investor shall advise Parent promptly (and in any event within forty-eight (48) hours) of (A) any Acquisition Proposal received by such Investor or his Representatives and (B) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal received by such Investor or his Representatives, which notice, in each case, shall specify the party making such Acquisition Proposal or indication or inquiry and the material terms and conditions of any such Acquisition Proposal or indication or inquiry

(including, if applicable, copies of all written requests, proposals, offers or proposed agreements).  Each Investor shall keep Parent informed on a reasonably current basis (and in any event no later than 24 hours after any material change) of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal received by such Investor or his Representatives or indication or inquiry (including, if applicable, any revised copies of any written requests, proposals, offers or proposed agreements) and the status of any such discussions or negotiations.  Any Investor’s or his Representatives’ receipt of any Acquisition Proposal shall not relieve any Investor from any of his obligations hereunder.

2.5          Non-Competition.  Mr. Latour agrees that he is subject to a non-competition covenant (the “Latour Non-Compete”) in accordance with Section 8 of the Amended and Restated Employment Agreement between Mr. Latour and the Company, dated as of March 15, 2004 (as may be amended, from time to time, the “Latour Agreement”), provided that, for purposes of this Agreement, the duration of the Latour Non-Compete shall continue until the later of (a) a two year period following termination of Mr. Latour’s employment and (b) five years following the Closing Date.

2.6          Waiver of Participation in Stockholder Actions.  Each Investor agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Purchaser, the Company or any of their respective Affiliates or successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into this Agreement or the Merger Agreement.

2.7          Communications.  Except as provided in Section 7.2 of the Merger Agreement, Parent and each Investor shall consult with each other before issuing any press release or otherwise making any public statements with respect to entry into this Agreement and entry into the Merger Agreement and the party issuing the press release or public announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

2.8          No Limitation on Actions as Director of Officer.  Nothing in this Agreement shall be construed to prohibit any Investor from taking any action solely in his capacity as a member of the Seller Board or as an executive officer of the Company or, subject to the limitations set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal in such capacity.

2.9          No Ownership Interest.

(i)            Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

(ii)           All rights, ownership and economic benefits of and relating to the Latour Covered Shares shall remain vested in and belong to Mr. Latour.

(iii)          All rights, ownership and economic benefits of and relating to the Jackson Covered Shares shall remain vested in and belong to Mr. Jackson.

(iv)          All rights, ownership and economic benefits of and relating to the LaCreta Covered Shares shall remain vested in and belong to Mr. LaCreta.

(v)           Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Investor in the voting of any of such Investor’s Covered Shares, except as otherwise provided herein.

2.10        Legends.  Certificates, if any, and other evidences of Covered Shares (including, without limitation, any statement of information required by Section 6.26 of the Massachusetts Business Corporation Act in respect of any uncertificated shares) shall conspicuously bear the following legend during the term of this Agreement:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A CONTRIBUTION, NON-TENDER AND SUPPORT AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND, BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH CONTRIBUTION, NON-TENDER AND SUPPORT AGREEMENT, INCLUDING THE VOTING OBLIGATIONS AND RESTRICTIONS ON TRANSFER SET FORTH THEREIN.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Parent.  Parent represents and warrants to each Investor as follows:

(a)           Parent is a limited partnership, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby have been duly authorized.  This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery thereof by each Investor, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)           The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law or order applicable to Parent or its properties or assets, (ii) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance upon any of the respective properties or assets of Parent, the Purchaser or any Subsidiary of Parent pursuant to, any contract or permit to which Parent, the Purchaser or any Subsidiary of Parent is a party or by which they or any of their respective properties or assets may be bound or affected, or (iii) violate the provisions of the governing documents of Parent.

3.2          Representations and Warranties of each Investor.  Each Investor (severally and not jointly, and not jointly and severally) represents and warrants to Parent that:

(a)           Such Investor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.  This Agreement has been duly executed and delivered by such Investor, and assuming the due execution and delivery thereof by Parent, constitutes a legally valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)           The execution, delivery and performance of this Agreement by such Investor and the consummation by such Investor of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any Law or order applicable to such Investor, (ii) require authorization, approval, consent or other action by any Person under, result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Investor is entitled under any provision of any agreement or other instrument to which such Investor is a party or by which such Investor is bound, or (iii) result in the imposition of any Encumbrance on any of such Investor’s Covered Shares.

(c)           Such Investor is the beneficial owner of all of such Investor’s Covered Shares free and clear of any Encumbrances and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Covered Shares) other than those created by this Agreement and those set forth in any applicable Seller Plans.  Such Investor’s Covered Shares constitute all of the capital stock and any other equity interests in the Company owned of record or beneficially by such Investor on the date hereof and, except for such Investor’s Covered Shares, none of the Investors nor any of their affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of Company Common Stock or other equity interests in the Company.  Each Investor has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in this Agreement, in each case with respect to all of such Investor’s Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(d)           Such Investor is acquiring the limited partnership interest in Parent for investment for his own account and not with a view to, or for sale in connection with, any distribution thereof.  Such Investor (either alone or together with his its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Parent and is capable of bearing the economic risks of such investment.

(e)           If any Investor is a married individual and such Investor’s Covered Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legally valid and binding obligation of such Investor, this Agreement has been duly executed and delivered by such Investor’s spouse and, assuming this Agreement is a legally valid and binding obligation of Parent, constitutes a legally valid and binding obligation of such Investor’s spouse, enforceable against such spouse in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

ARTICLE 4
MISCELLANEOUS

4.1          Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission (providing confirmation of transmission) addressed as follows:

If to Parent, to:

MF Parent LP
c/o Fortress Investment Group

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention:  General Counsel — Credit Funds

Fax No.: 917-639-9672

Email:  gc.credit@fortress.com

with required copies to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

Attn: David E. Zeltner

Fax No.: (212) 822-5003

Email:  dzeltner@milbank.com

If to Mr. Latour, addressed to him at:

Richard F. Latour

11 Stillbrook Lane

Mansfield, MA 02048

with required copies to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:  Paul M. Ritter, Esq.

If to Mr. Jackson, addressed to him at:

James R. Jackson, Jr.

6 Hickory Ridge

Plaistow, NH 03865

with required copies to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:  Paul M. Ritter, Esq.

If to Mr. LaCreta, addressed to him at:

Steven J. LeCreta

79 Main Street

Hampstead, NH 03841

with required copies to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attn:  Paul M. Ritter, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. Eastern Time shall be deemed to have been received at 9:00 a.m. Eastern Time on the next Business Day.

4.2          Termination.  This Agreement shall terminate automatically with respect to an Investor, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the mutual written consent of Parent and such Investor.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (ii) this Section 4.2, and Sections 4.4 through 4.16 shall survive any termination of this Agreement.

4.3          Further Assurances.  Each Investor will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

4.4          Investor Obligation Several and Not Joint.  The obligations of each Investor hereunder shall be several and not joint (and not joint and several).  No Investor shall be responsible for any obligation of any other Investor under this Agreement, or liable for any breach by any other Investor of the terms of this Agreement.

4.5          Entire Agreement; Assignment.  This Agreement, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent, as the case may be, of its obligations hereunder.

4.6          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

4.7          Survival.  The representations, warranties, and other agreements contained herein will survive the Contribution Closing.

4.8          Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.9          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

4.10        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any Investor did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions.  It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

4.11        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each Investor covenants, agrees and acknowledges that he shall in no event have any recourse whatsoever under this Agreement or any documents or instruments delivered in connection with this Agreement (except solely as and to the extent expressly provided in the Parent LP Agreement) against any of Parent’s present or former directors, executive officers, employees (and in the case of such directors, officer or employees in their capacity as such), or Affiliates (collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties for any obligation or liability of Parent under this Agreement or any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to be made in connection herewith, for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

4.12        Governing Law; Jurisdiction and Venue; Waiver of Trial by Jury.  This Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Massachusetts, without giving effect to the choice of law principles thereof. Each of the parties hereto hereby, for purposes of all claims or actions under this Agreement (a) expressly and irrevocably submits to the exclusive jurisdiction of (i) the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts or (ii) any United States federal court located in the Commonwealth of Massachusetts (collectively, the “Massachusetts Courts”) in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than a Massachusetts Court; provided that each of the parties shall have the right to bring any action or Proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable Law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.1.  Nothing in this Section 4.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF PARENT, AND THE INVESTORS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND THE INVESTORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.13        Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

4.14        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

4.15        Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”  The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in Massachusetts, unless otherwise specified.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

4.16        No Presumption Against Drafting Party.  Each party hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

4.17        Expenses.  All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MF PARENT LP

By:	MF Investor GP LLC, its General Partner

By:	/s/ David E. King
	Name:	David E. King
	Title:	Director

[Signature Page to Contribution, Non-Tender Agreement and Support Agreement]

INVESTOR Richard F. Latour

By:	/s/ Richard F. Latour
Name:	Richard F. Latour

[Signature Page to Contribution, Non-Tender Agreement and Support Agreement]

INVESTOR James R. Jackson, Jr.

By:	/s/ James R. Jackson, Jr.
Name:	James R. Jackson, Jr.

[Signature Page to Contribution, Non-Tender Agreement and Support Agreement]

INVESTOR Steven J. LaCreta

By:	/s/ Steven J. LaCreta
Name:	Steven J. LaCreta